UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 12, 2012
_________________________

ILLINOIS TOOL WORKS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4797	36-1258310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3600 West Lake Avenue, Glenview, IL		60026-1215
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 847-724-7500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the CEO succession planning that has been ongoing, on October 12, 2012, the board of directors of Illinois Tool Works Inc. (the “Company”) promoted E. Scott Santi, age 51, from vice chairman to president and chief operating officer until the annual meeting of stockholders to be held in 2013 or until his successor shall have been duly elected and qualified.  Mr. Santi has held positions of increasing responsibility at the Company since joining ITW in 1983.  Since 2008 he served as Vice Chairman with responsibility for the Company’s Power Systems & Electronics, Industrial Packaging, Polymers & Fluids, Decorative Surfaces and Food Equipment businesses.  From 2004 to 2008 he served as Executive Vice President with responsibility for the worldwide welding, electronic component fabrication and aircraft ground support equipment groups.  Mr. Santi serves as a director of W.W. Grainger, Inc., a broad-line distributor of maintenance, repair and operating supplies and other related products and services.

Also on October 12, 2012, the board of directors appointed Mr. Santi as acting Chief Executive Officer and Mr. Robert S. Morrison as acting non-executive Chairman of the Board, after David S. Speer, the Company’s Chairman and Chief Executive Officer, informed the Board that he would take a leave of absence to focus on his health.  Messrs. Santi and Morrison were appointed as acting CEO and non-executive Chairman, respectively, but no longer than the remainder of Mr. Speer’s current term of office.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits
Exhibit No.	Description

99.1	Press Release issued by Illinois Tool Works Inc., dated October 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ILLINOIS TOOL WORKS INC.

Dated: October 15, 2012	By: /s/Maria C. Green
Maria C. Green
Senior Vice President, General Counsel & Secretary